October 1, 2013	Contact:	Taylor Carpenter
Reven Housing REIT, Inc.
7911 Hershel Ave., #201
La Jolla, CA 92037
(858) 459-4000

Reven Housing REIT Bolsters Balance Sheet With $11.9 Million in Financing

La Jolla, California – Reven Housing REIT, Inc. ("Reven" or the "Company") (OTCQB: RVEN) today announced that it has completed a private financing of $11.9 million on September 27, 2013.

The financing consisted of the Company’s sale of common shares to King APEX Group II, Ltd. and King APEX Group III, Ltd., which funds are both managed by Allied Fortune (HK) Management Limited, a Hong Kong based funds management company in exchange for $11,000,000 of new capital. The Company also converted $902,176 of principal outstanding under previously issued 10% Convertible Promissory Notes (“Bridge Notes”) at the offering price of $0.20 per share. The financing proceeds will be used to pay off approximately $152,176 of the remaining outstanding principal of the Bridge Notes that did not convert into shares of the Company’s common shares and approximately $88,821 in accrued interest of the Bridge Notes. In addition, the financing proceeds will be used to acquire real estate investments and for future working capital needs. Additional details regarding the financing can be found in the Form 8-K to be filed with the U.S. Securities and Exchange Commission.

The cash portion of financing represents the initial closing of the proposed sale of up to $25 million of common shares by the Company at $0.20 per share. The Company expects to conduct additional closings for up to an additional $14,000,000 before the end of the calendar year.

Chad M. Carpenter, Chairman and CEO, explained, “This financing marks a major milestone in the growth of our Company. The amount of new capital, coupled with the conversion of 86% of the outstanding Bridge Notes, provides Reven with a relatively debt free balance sheet going forward and over $10,000,000 million in cash. Our plan is to move quickly in acquiring additional real estate investments.”

Xiaofan Bai, Chairman & CEO of Allied Fortune (HK) Management Limited, states, “We are very excited about this new investment in Reven and intend to invest more capital for future acquisitions and assist the Company with its capital strategies.”

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “potential” or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to consummate additional closings of the private placement. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments, may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on for the year ended December 31, 2012 filed with the SEC on March 29, 2013, and subsequently filed SEC reports, for further information.